Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into as of the last date signed below (the “Effective Date”), by and between J.Jill, Inc. (the “Company”) and Mary Ellen Coyne (“Executive” and, together with the Company, the “Parties”). It is understood that Executive’s first day of employment under this Agreement shall be April 28, 2025 or as may be mutually agreed in writing between the Parties (the “Start Date”).

RECITALS

WHEREAS, the Parties desire to enter into a written employment agreement to reflect the terms of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth in this Agreement, and the performance by the Parties of their respective obligations hereunder, the Parties, intending to be legally bound, agree as follows:

AGREEMENTS

1.
Term. The term of this Agreement and of Executive’s employment with the Company (the “Term”) shall begin on the Start Date and continue until the Term is terminated in accordance with Section 6 of this Agreement.
2.
Position and Duties. The Company hereby employs Executive as the Chief Executive Officer and President of the Company and its direct and indirect subsidiaries, whether existing on the Effective Date or thereafter acquired or formed (collectively, the “J.Jill Companies”), reporting directly to the Board of Directors of the Company (the “Board”). Executive shall have such responsibilities, duties, and authorities as are lawfully assigned by the Board and are commensurate with the position of Chief Executive Officer. Executive shall fulfill Executive’s duties and responsibilities in a diligent, trustworthy and appropriate manner and in compliance with the policies and practices of the J.Jill Companies and applicable law. Executive will be appointed to the Board as a Board member, and will be nominated to stand for re-election to the Board at the following annual shareholder meeting. During the Term, Executive shall devote Executive’s full business time and attention to the business and affairs of the J.Jill Companies and shall not be engaged in or employed by or provide services to any other business enterprise without the written approval of the Board; provided, however, that Executive may manage Executive’s personal affairs, finances, and investments, and may participate in charitable and not-for-profit activities, all without the necessity of obtaining the Board’s approval, so long as such activities do not create an actual or potential conflict of interest with, or interfere with the performance of, Executive’s duties hereunder or conflict with Executive’s covenants under Sections 7 through 11 of this Agreement, in each case as determined in the sole judgment of the Board.
3.
Compensation. For all services rendered by Executive (including Executive’s compliance with the covenants in Sections 7 through 11 of this Agreement), the Company shall compensate Executive during the Term as follows:
(a)
Base Salary. As of the Start Date, the gross annual salary payable to Executive shall be $1,000,000.00 per year, which shall be paid in substantially equal installments on a regular basis in accordance with the Company’s standard payroll procedures, but not less than monthly, and prorated for any partial year of employment (the “Base Salary”). Executive’s Base Salary shall not be decreased during the Term except as provided in section 6(d)(iv) below. The Base Salary shall be reviewed by the Compensation Committee of the Board (the “Committee”) at least annually and shall be subject to increase by the Committee in its discretion. The Board may take any actions of the Compensation Committee specified in this Agreement.

(b)
Annual Bonus. For each fiscal year during the Term, Executive shall be eligible for an annual bonus (the “Annual Bonus”). The Annual Bonus shall be determined by the Committee based upon the Company’s achievement of financial and other goals to be proposed annually by Executive and approved by the Committee. If all performance objectives are fully met, the target amount of the Annual Bonus shall be equal to 100% of Executive’s Base Salary (prorated for partial years of employment), but a higher bonus shall be possible for exceptional performance. Notwithstanding the forgoing in this Section 3(b) and subject to the remainder of this Section 3(b) below, for the Company’s fiscal year ending January 31, 2026, the Company will pay 100% of Executive’s target Annual Bonus for such fiscal year, but no less than $1,000,000. The Annual Bonus shall be paid in accordance with the Company’s customary practices for payment of annual bonuses to senior executive employees, which group is defined to include those employees of the Company with the title of Senior Vice President and above (“Senior Executives”) within 75 days after the close of the fiscal year to which the Annual Bonus relates (the Company’s fiscal year ends on the Saturday that is closest to January 31 of each year); provided, however, that except as provided in this Agreement, Executive must be employed through the payment date of such Annual Bonus to be eligible to receive the Annual Bonus.

(c)
Benefits and Perquisites. Executive shall be eligible to participate in the employee benefit plans and programs of the J.Jill Companies in accordance with the terms of such plans and programs and shall be eligible for the same perquisites as are made available to other Senior Executives. In addition, Executive will receive a housing stipend in the amount of $90,000.00 per year for the first three years of Executive’s employment with the Company. The three-year period shall be measured from Executive’s Start Date. Nothing in this Agreement shall preclude the J.Jill Companies from terminating or amending any employee benefit plan or program or perquisite program, excluding the housing stipend, from time to time after the Effective Date.
(d)
Sign-On Advance. As an inducement for Executive to join the Company in the role of Chief Executive Officer and President and to compensate Executive for certain costs associated with transitioning any prior business activities, the Company shall advance Executive a special payment the amount of $1,750,000.00, which will be paid on the next payroll date immediately following the one-month anniversary of Executive’s Start Date with the Company (the “Sign-On Advance”). Executive’s right to retain the Sign-On Advance will vest on the first anniversary of the Start Date; provided Executive’s employment with the Company is not terminated by the Company for Cause (as defined below) and Executive does not resign without Good Reason (as defined below), in either case, prior to the first anniversary of the Start Date. If Executive’s right to retain the Sign-On Advance does not vest, then Executive shall repay the after-tax portion of the Sign-On Advance to the Company within 30 business days following such termination of employment.
(e)
Signing Equity Award. Contingent on Executive’s commencement of employment on the Start Date, as an inducement for Executive to join the Company in the role of Chief Executive Officer and President, the Company shall grant to Executive on or around the one-month anniversary of Executive’s Start Date with the Company, a one-time signing equity award, consisting of restricted stock units with a grant date value of $2,250,000.00 (the “RSU Award”), which shall vest in equal installments on each of the first three anniversaries of the date of grant which shall be Executive’s Start Date, subject to Executive’s continued employment with the Company as of such anniversary date, except as otherwise provided in Section 6(g) below. The RSU Award will be granted pursuant to the J.Jill, Inc. Amended & Restated 2017 Omnibus Equity Incentive Plan (the “Plan”) and the terms of the award agreement substantially in the form attached hereto as Exhibit A.
(f)
Annual Grant. Executive shall be eligible to participate in, and receive grants of stock options, restricted stock, restricted stock units or other forms of equity compensation subject to the terms of any of J.Jill’s equity compensation plans and related documents, including, without limitation, the Plan (the “Annual Grant”). Executive’s Annual Grant will be 100% of Executive’s then-current Base Salary. Executive’s first grant date pursuant to this Section 3(f) is expected to occur in within three months of Executive’s Start Date. The terms and conditions of each Annual Grant, including, without limitation, with respect to the form of such equity compensation and vesting terms thereof, shall be determined by the Committee in its sole discretion.

(g)
Vacation. Executive shall be entitled to not less than four weeks of paid vacation during each calendar year (prorated for any partial calendar year of employment) in accordance with the J.Jill Companies’ policies and practices for Senior Executives.
4.
Expense Reimbursement. The Company shall reimburse Executive for (or, at the Company’s option, pay) all reasonable and necessary business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of Executive’s duties under this Agreement. All reimbursable expenses shall be appropriately documented by Executive upon submission of any request for reimbursement in a manner consistent with the expense reporting policies of the J.Jill Companies and applicable federal and state tax recordkeeping requirements. The amount of expenses eligible for reimbursement during any taxable year of Executive under this Agreement will not affect the expenses eligible for reimbursement in any other taxable year of Executive, and Executive’s right to reimbursement of expenses is not subject to liquidation or exchange for another benefit. The Company shall also pay, directly to Executive’s counsel, all legal fees incurred in connection with the review of this Agreement, including the exhibits hereto, not to exceed $25,000.00.
5.
Place of Performance. Executive shall carry out Executive’s duties and responsibilities under this Agreement in and from the Company’s headquarters, currently in Quincy, Massachusetts, unless otherwise mutually agreed to by the Company and Executive. Executive understands that Executive’s position will involve substantial travel and agrees to undertake such travel as may be necessary or desirable in the performance of Executive’s duties and responsibilities under this Agreement.
6.
Termination; Rights on Termination. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of termination, from all positions on the Board and all committees thereof and from all other positions, whether as officer, director, employee, trustee, consultant or otherwise, that Executive then holds with the Company. Executive agrees to promptly execute such documents as the Company shall reasonably deem necessary to effect such resignations, and in the event that Executive is unable or unwilling to, or does not, execute any such document, Executive hereby grants Executive’s proxy to any officer of the Company to so execute on Executive’s behalf or will otherwise be deemed to have resigned from all such positions. Executive’s employment and the Term may be terminated in any one of the following ways:
(a)
Termination by the Company for Cause. The Company may terminate the Term and Executive’s employment for Cause, and such termination for Cause shall be effective immediately upon provision of notice to Executive that Executive’s employment has been terminated for Cause (following any cure period, as applicable). For purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful breach of Section 7 (a), (b), (c), or (d) or Sections 8, 9, or 10 of this Agreement; (ii) Executive’s willful failure to follow a lawful directive of the Board; (iii) Executive’s willful misconduct or gross negligence in the performance or nonperformance of any of Executive’s duties or responsibilities; (iv) Executive’s dishonesty or fraud with respect to the business or affairs of any J.Jill Company; (v) Executive’s conviction of or plea of no contest to any misdemeanor involving theft, fraud, dishonesty, or act of moral turpitude or any felony that in either case results, or would reasonably be expected to result, in harm to the business or reputation of the Company; (vi) Executive’s violation of any material, written J.Jill Company policy; or (vii) Executive’s use of alcohol or drugs in a manner that interferes with the performance of Executive’s duties for the J.Jill Companies; provided, however, that the Company shall provide Executive with notice of the facts and circumstances which constitute Cause and, in the event of a breach, a failure or negligence described in clauses (ii) or (iii) and in the first instance of a use of alcohol or drugs having the consequence described in clause (vii), in any such case, which, in the sole reasonable discretion of the Board, can be cured by Executive, the Company shall provide Executive no less than fifteen business days in which to cure such breach, failure, negligence or use and the Company shall not terminate Executive for Cause if Executive cures such breach, failure, negligence or use within such fifteen-day period. In the event of termination of Executive’s employment for Cause, no compensation or benefits shall be payable to Executive after the date of such termination, except as provided for in Section 6(f) of this Agreement.
(b)
Termination for Executive’s Death or Disability. In the event of Executive’s death or Disability, the Term and Executive’s employment will terminate and no compensation or benefits shall be payable to Executive or Executive’s estate after the date of termination, except (i) as provided for in Section 6(f) of this Agreement, and (ii) a pro-rated Annual Bonus for the fiscal year in which the termination occurred, calculated and paid in accordance with the formula set out in Section 6(g)(ii) of this Agreement. For purposes of this Agreement, “Disability” shall mean Executive becomes entitled to receive long-term disability benefits under the Company’s long-term disability plan.
(c)
Termination by the Company Without Cause. At any time during the Term, the Company may, without Cause and for any lawful reason, terminate the Term and Executive’s employment, effective immediately upon provision of notice to Executive or at such later date specified by the Company. In the event Executive’s employment is terminated during the Term without Cause, and not by reason of Executive’s death or Disability, and provided that Executive fully complies with Executive’s obligations under Sections 7 through 11 of this Agreement and executes (and does not revoke) and timely delivers a full, complete and valid release of all claims against the J.Jill Companies and their respective affiliates, which shall not contain any restrictive covenants which are longer or more onerous than those to which Executive is subject under the terms of this Agreement, substantially in the form attached hereto as Exhibit B (the “Release”), such that the Release becomes irrevocable within 60 days after Executive’s termination of employment with the Company, then Executive shall be paid compensation pursuant to Section 6(g) or 6(h) of this Agreement, as applicable.
(d)
Termination by Executive For Good Reason. Executive may terminate the Term and Executive’s employment for Good Reason effective on the first day after the end of the Cure Period (defined herein). “Good Reason” shall mean the occurrence of any of the following, without Executive’s consent: (i) a material diminution in Executive’s authorities, duties or responsibilities; (ii) (A) Executive shall not be the senior most executive officer of J.Jill Companies, (B) Executive shall not report directly to the Board, or (C) the Company’s removal of Executive from or failure to reappoint Executive to the Board; (iii) a reduction in Executive’s title below the title of Chief Executive Officer; (iv) a material reduction in Executive’s Base Salary, target Annual Bonus and Annual Grant other than an across-the-board reduction to the base salaries, bonuses or equity grants of all Senior Executives of no more than 20%; (v) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; (vi) the relocation of Executive’s principal work location outside of the Quincy, Massachusetts area which has the effect of adding at least an additional 50 miles to Executive’s commute to such principal work location; or (vii) any other material breach of this Agreement by the Company (including, for the avoidance of doubt, the Company’s failure to timely pay to Executive the Annual Bonus for the Company’s fiscal year ending January 31, 2026, the Sign-On Advance, or the Signing Equity Award); provided, however, that Good Reason shall not exist unless (A) Executive gives the Board a written statement of the basis for Executive’s belief that Good Reason exists, (B) such written statement is provided not later than 90 days after Executive knows, or should reasonably have known, of the existence of the condition that Executive believes forms the basis for resignation for Good Reason, (C) Executive gives the Board at least 30 calendar days after receipt of such written statement to cure the basis for such belief (the “Cure Period”), and (D) the Board does not cure the basis for such belief within the Cure Period. In the event Executive terminates Executive’s employment for Good Reason, and provided that Executive fully complies with Executive’s obligations under Sections 7 through 11 of this Agreement and executes (and does not revoke) and timely delivers the Release such that it becomes irrevocable within 60 days after Executive’s termination of employment with the Company, then Executive shall be paid compensation and severance pursuant to Section 6(g) or 6(h) of this Agreement, as applicable.
(e)
Termination by Executive Without Good Reason. Executive may resign or terminate Executive’s employment hereunder without Good Reason (including, without limitation, Executive’s retirement) with no less than 60 days’ notice to the Chair of the Board. In such event, no compensation or benefits shall be payable to Executive after the date of termination, except as provided for in Section 6(f) of this Agreement.
(f)
Payment Through Termination. Upon termination of Executive’s employment for any reason, Executive shall be entitled to receive Executive’s Base Salary, any accrued and unpaid Annual Bonus for the immediately preceding fiscal year, and all benefits and reimbursements vested and accrued through the effective date of termination. Such Base Salary and Annual Bonus shall be paid in accordance with the terms described in Section 3(a) and 3(b), respectively. Except in the case of Executive’s termination of employment by the Company without Cause or by Executive for Good Reason in accordance with the terms and conditions set forth in Section 6(c) or 6(d), respectively, no other compensation or benefits will be due or payable to Executive after such termination, except as provided or as otherwise required under the terms of the employee benefit plans and programs of the J.Jill Companies or applicable law.
(g)
Payment for Termination by the Company Without Cause or by Executive For Good Reason. In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and provided that Executive fully complies with Executive’s obligations under Sections 7 through 11 of this Agreement and executes (and does not revoke) and timely delivers the Release, such that by its terms it becomes irrevocable within 60 days after Executive’s termination of employment with the Company, then Executive shall be entitled to:
(i)
continued payment of Executive’s then-current annual Base Salary during the Severance Period (as defined below), paid on regularly scheduled payroll dates beginning on the first regular payroll date that is 60 days after Executive experiences a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, that such first payment shall be a lump sum payment equal to the amount of all payments due from the date of such termination through the date of such first payment;
(ii)
a pro-rated Annual Bonus for the year of termination, equal to the product of the (x) the actual Annual Bonus Executive would have received had Executive remained employed for the full performance period (with any personal non-financial performance goals deemed achieved at 100%), multiplied by (y) a fraction, (1) the numerator of which is equal to the number of days that have elapsed since the first day of the fiscal year in which the date of termination of employment occurs and (2) the denominator of with is 365, and payable in accordance with Section 3(b) of this Agreement; provided that, such pro-rated Annual Bonus will be paid only if the Company meets its budget for the fiscal year in which the termination occurs and, in the case of any pro-rated Annual Bonus that becomes payable, such pro-rated Annual Bonus will be paid at the same time the Company pays annual bonuses to its Senior Executives, generally;
(iii)
during the Severance Period immediately after the effective date of Executive’s termination, or, if earlier, until coverage is obtained by Executive from another employer (which coverage Executive shall promptly disclose to the Company), to the extent permitted by applicable law, Executive shall also receive a continuation of the medical and dental coverage at the level which Executive was receiving from the Company immediately prior to such termination (including dependent coverage), at the same premium cost to Executive as determined immediately prior to such termination; provided, that any right Executive has to COBRA under the group health plan in which Executive participated during Executive’s employment with the Company will run concurrently with the continuation of coverage provided herein, and, provided, further, that any Company-paid premiums shall be reported as taxable income to Executive and subject to Executive’s execution (and non-revocation) and timely delivery of the Release. Executive’s rights under any employee benefit plan or program of the J.Jill Companies shall be governed by the terms of such plan or program but Executive shall have no rights under any severance plan or policy sponsored by the J.Jill Companies; and
(iv)
vesting of a number of RSUs equal to the product of (x) the number of RSUs scheduled to vest on the next vesting date following such termination of employment, multiplied by (y) a fraction, (1) the numerator of which is equal to the number of days that have elapsed since the last vesting date prior to the date of termination of employment or, if no such vesting date has occurred, the applicable date of grant, and (2) the denominator of which is 365. For the avoidance of doubt, the remaining unvested RSUs shall be canceled immediately and Executive shall not be entitled to receive any payments with respect thereto.

For purposes of this Agreement, “Severance Period” means: the 12-month period beginning on the termination date. Notwithstanding the foregoing in this Section 6(g), if Executive fails to timely execute the Release or Executive revokes Executive’s execution of the Release on or before the last day of the 60-day period that starts on the date of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code), unless the timeline has been extended by the Company, Executive shall forfeit any right to any compensation and severance under this Section 6(g).

(h)
Payment for Termination by the Company Without Cause or by Executive For Good Reason Immediately Before or Following a Change in Control. If at any time within the 3 months prior to or following a Change in Control (as defined in the Plan) as a result of which the Company or its successor does not have any stock trading on a nationally recognized securities exchange, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and provided that Executive fully complies with Executive’s obligations under Sections 7 through 11 of this Agreement and executes (and does not revoke) and timely delivers the Release such that by its terms it becomes irrevocable within 60 days after Executive’s termination of employment with the Company, then Executive, in lieu of the payments described in Section 6(g)(i) and (ii), shall be entitled to: (i) an amount equal to two times the sum of (a) Executive’s then-current annual Base Salary, and (b) Executive’s target Annual Bonus for the year of termination, paid in substantially equal installments on regularly scheduled payroll dates for the 12‑month period that begins on the first regular payroll date that is 60 days after Executive experiences a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code; provided, that such first payment shall be a lump sum payment equal to the amount of all payments due from the date of such termination through the date of such first payment; and (ii) full accelerated vesting of all unvested RSUs that would otherwise vest based on continued service only. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during within the three months prior to the Change in Control, any amounts that would have been paid pursuant to this Section 6(h) between the date of the termination of employment and the Change in Control will be paid in a lump sum within 30 days following the Change in Control. During the 24-month period immediately after the effective date of Executive’s termination, or, if later, the period from Executive’s termination of employment through the completion of the Term, to the extent permitted by applicable law, Executive shall also receive a continuation of the medical and dental coverage to which Executive was receiving from the Company immediately prior to such termination (including dependent coverage), at the same premium cost to Executive as determined immediately prior to such termination; provided, that any right Executive has to COBRA under the group health plan in which Executive participated during Executive’s employment with the Company will run concurrently with the continuation of coverage provided herein, and, provided, further, that any Company-paid premiums shall be reported as taxable income to Executive and subject to Executive’s execution (and non-revocation) and timely delivery of the Release. Executive’s rights under any employee benefit plan or program of the J.Jill Companies shall be governed by the terms of such plan or program but Executive shall have no rights under any severance plan or policy sponsored by the J.Jill Companies. Notwithstanding the foregoing, if Executive fails to timely execute the Release or Executive revokes Executive’s execution of the Release on or before the last day of the 60-day period that starts on the date of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code), unless the timeline has been extended by the Company, Executive shall forfeit any right to any compensation and severance under this Section 6(h).
(i)
Provisions that Survive Termination of Agreement. All rights and obligations of the Parties under this Agreement shall cease as of the effective date of termination of this Agreement, except that (i) the Company’s payment and other obligations under Section 6 of this Agreement, if any, and its rights and/or obligations under Sections 17 through 19 of this Agreement shall survive such termination in accordance with their terms, and (ii) Executive’s obligations under Sections 7 through 11, and 17 through 19 of this Agreement shall survive such termination in accordance with their terms.
(j)
Right to Offset; No Mitigation. In the event of any termination of Executive’s employment under this Agreement for any reason, the Company’s obligation to make any payments hereunder shall be subject to offset for any outstanding amounts that Executive owes to any J.Jill Company. Executive shall have no duty to mitigate the Company’s obligation to make any payments hereunder by seeking other employment or otherwise and the Company’s obligation to make any payments hereunder shall not be offset by any income earned in subsequent employment. All payments and benefits payable under this Agreement are gross payments subject to applicable taxes and withholdings.
(k)
Compliance with Code Section 409A.
(i)
To the extent this Agreement is subject to Section 409A of the Code (“Section 409A”), the Parties intend all payments under this Agreement to comply with the requirements of Section 409A, and this Agreement shall, to the extent practical, be operated and administered to effectuate such intent. In furtherance thereof, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Section 409A). In addition, to the extent that any regulations or guidance issued under Section 409A (after application of the previous provision of this Section) would subject Executive to the payment of interest or any additional tax under Section 409A, the Parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary on Executive and be reasonably determined in good faith by the Parties; provided, however, that the Parties shall not be required to substitute a cash payment for any non-cash benefit herein.
(ii)
A termination of Executive’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Executive’s employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(iii)
With respect to any payment under this Agreement constituting nonqualified deferred compensation subject to Section 409A, (A) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(iv)
If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit under this Agreement that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6(k) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum (without interest) on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(v)
Executive’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A. If the 60-day period that starts on the date of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code) spans two calendar years, then any payments due under this Agreement shall not commence until the second calendar year. To the extent permitted by Section 409A of the Code and applicable regulations, the Company may ‘stack’ various exemptions available under Section 409A for the purpose of maximizing the amount of severance payments that are not subject to the deferred compensation rules, including utilizing both the separation pay exception and the short-term deferral exception where applicable.
(l)
Compliance with Code Section 280G. If any payments or benefits to which Executive is entitled under this Agreement or otherwise (referred to in this Section 6(l) as the “Payments”) would cause Executive to be liable for the federal excise tax levied on certain “excess parachute payments” under Code Section 4999 (the “Excise Tax”), then the Payments shall be reduced (or repaid to the Company, if previously paid or provided) solely to the extent provided below. For purposes of this Section 6(l), the terms “excess parachute payment” and “parachute payment” will have the meanings assigned to them by Section 280G of the Code (“Section 280G”).

(i)
If the Payments exceed 2.99 times Executive’s “Base Amount” (as defined in Section 280G), a “reduced payment amount” shall be calculated by reducing the Payments to the minimum extent necessary so that no portion of the Payments, as so reduced, shall constitute an excess parachute payment. Executive shall receive either (i) all Payments otherwise due to Executive, without reduction or repayment, or (ii) the reduced payment amount described in the preceding sentence, whichever will provide Executive with the greater after-tax economic benefit, taking into account for these purposes any applicable Excise Tax.
(ii)
Whether Payments are required to be reduced/repaid pursuant to this Section 6(l), and the extent to which they are required to be so reduced/repaid, will be determined by the Company in good faith and at the Company’s expense, and the Company will notify Executive in writing of its determination. Any such notice shall describe in reasonable detail the basis of the Company’s determination. If Executive accepts the Company’s determination, Executive shall so advise the Company of such decision within 30 days of receipt of notice from the Company. If Executive objects to such determination within 30 days of receipt of notice from the Company, the Company will retain, at its expense, a nationally recognized public accounting firm, employment consulting firm or law firm selected by the Company to review the matter. Such firm shall meet with Executive and Executive’s representatives and the Company and its representatives and thereafter render its written opinion as to the extent, if any, that in such firm’s reasonable judgment the payments and benefits otherwise due to Executive hereunder must be reduced hereunder. The decision of such firm concerning the extent of any required reduction in such the Payments shall be final and binding on both Executive and the Company. Any reduction in payments required by this Section shall be applied in the following order: (i) stock options or stock appreciation rights whose exercise price exceeds the fair market value of the optioned stock (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are then taxable, (iv) non-cash Full Credit Payments that are not then taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” shall mean a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the Excise Tax. “Partial Credit Payment” shall mean any payment, distribution or benefit that is not a Full Credit Payment. In no event shall Executive have any discretion with respect to the ordering of payment reductions.
(iii)
If at the time of a change in control, the Company is a corporation described in Section 280G(b)(5)(A)(i) of the Code, and the imposition of an Excise Tax on the Payments could be avoided by approval of shareholders as described in Section 280G(b)(5)(B) of the Code, then the Company shall use reasonable best efforts to solicit a vote of such shareholders (described in Section 280G(b)(5)(B) of the Code), in which case the Company will, in good faith, cause such vote to be solicited, and Executive will reasonably cooperate and execute such waivers of compensation as may be necessary to enable the shareholder vote to comply with the requirements specified in Section 280G and the regulations promulgated thereunder. Executive shall have until the earlier of (i) ten business days after Executive was notified that the Excise Tax could be imposed on the Payments and (ii) five business days prior to the date of the consummation of the transaction(s) that could cause the imposition of an Excise Tax on the Payments to provide written notice to the Company requesting the Company to solicit such a shareholder vote.

Any Payments to which the Excise Tax would otherwise apply shall, to the extent permitted by applicable law, be treated as consideration for Executive’s compliance with the restrictive covenants set forth in Section 7.

7.
Executive Covenants.
(a)
During Executive’s employment with the Company, Executive will comply with all policies and rules that may from time to time be established by the Company and that are provided to the Executive in writing, and will not engage directly or indirectly in any business or enterprise or activity that (i) is in any way competitive or conflicting with the interests or business of the Company; (ii) occupies Executive’s attention so as to interfere with the proper and efficient performance of Executive’s duties for the Company; or (iii) interferes with the independent exercise of Executive’s judgment in the Company’s best interests. Executive recognizes that Executive owes a duty of loyalty to the Company and agrees that Executive will not take personal advantage (whether directly or indirectly through family members or affiliates) of any business opportunity which is in the same or similar line of business as that engaged in by the Company during the term of this Agreement. Executive understands and agrees that Executive is required to devote Executive’s full business time and use Executive’s best efforts in the course of Executive’s employment with the Company and to act at all times in the best interests of the Company. Executive further acknowledges and agrees that by reason of the time, training, money and trust invested in Executive by the Company and Executive’s exposure to the public and to customers, vendors, employees, and other business relationships, Executive will gain (A) a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson, and (B) a high level of influence or credibility with the customers, vendors, or other business relationships of the J.Jill Companies. Executive further acknowledges and agrees that Executive will be intimately involved in the planning for and direction of the business of the J.Jill Companies, and that Executive has or will obtain selective and specialized skills, knowledge, abilities, and customer contacts and information by reason of working for the Company. For the avoidance of doubt, nothing in this Agreement shall limit Executive’s ability to continue to hold equity interests in J. McLaughlin associated with her employment therewith at or below the level Executive’s ownership interests as of the Start Date.
(b)
During Executive’s employment with the Company and for a period of 12 months thereafter (the “Restricted Period”), Executive shall not, either directly or indirectly, for the benefit of Executive or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”), engage, within the Territory (as described below), as an officer, director, owner, partner, member, joint venturer, or in a managerial capacity (whether as an employee, independent contractor, agent, representative, or consultant), in any business engaged in the Business of the J.Jill Companies (as described below); provided, however, that Executive shall not be prohibited from owning less than 5% of the outstanding shares of any class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “34 Act”). Notwithstanding the foregoing, during the Restricted Period Executive may serve on a board of directors in any business that is not engaged in the Business of the J.Jill Companies, subject to the prior written approval of the Board. Executive and the Company agree that the terms set forth in this Agreement, including without limitation, the Base Salary, the Annual Bonus opportunity, Sign-On Advance, and severance rights, constitute mutually-agreed upon consideration for Executive’s compliance with the post-employment covenants in this Section 7(b).
(c)
In addition, during Executive’s employment with the Company and for a period of 24 months thereafter, Executive shall not, either directly or indirectly, for Executive or on behalf of or in conjunction with any other Person:
(i)
solicit or attempt to solicit, recruit or attempt to recruit, any employee, agent, or contract worker of the J.Jill Companies with whom Executive had material business contact during the course of Executive’s employment with the Company to end his or Executive’s relationship with any J.Jill Company; or
(ii)
seek to induce or otherwise cause any supplier, vendor, licensee, licensor or any other Person with whom any J.Jill Company then has, or during the 12 months prior to such time had, a business relationship, whether by contract or otherwise, to discontinue or alter such business relationship in a manner that is adverse to any J.Jill Company.
(d)
In addition, in furtherance of the Company’s reasonable efforts to safeguard Confidential Information (defined below), Executive agrees that, during Executive’s employment with the Company and during the Restricted Period, Executive shall not serve as a council member or participate in any similar capacity for Gerson Lehrman Group, Inc., Coleman Research, GuidePoint Global, or any other firm the primary purpose of which is to connect its clients with executives or industry specialists (whether through in-person meetings, telephone conversations, on-line forums or other mediums) as a means for its clients to conduct primary research on a particular company, industry or business sector.
(e)
For purposes of Sections 7 through 11 of this Agreement:

(i)
The “Territory” shall be defined as the United States of America and any other territory where Executive is primarily working at the time of termination of employment with the Company; which Executive acknowledges and agrees is the territory in which Executive is providing services to the J.Jill Companies pursuant to this Agreement.
(ii)
The “Business of the J.Jill Companies” shall be defined as any competing women’s retail apparel business, including, for purposes of illustration, but not limited to the following or any current or future subsidiaries or companies under the ownership of the following: Ascena Retail Group, Knitwell Group, Eileen Fisher Inc., Tuckernuck, Inc., Evereve Incorporated. In addition, the “Business of the J.Jill Companies” shall mean the following or any current or future subsidiaries or companies under the ownership of the following: J. McLaughlin, J. Crew, L.L. Bean, Inc., Lands End Inc., and Vineyard Vines.
(f)
The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period, scope, or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope, or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.
(g)
All of the covenants in this Section 7 shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Executive may have against any J.Jill Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any J.Jill Company of such covenants.
(h)
Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that the restrictive covenants in this Section 7 impose a fair and reasonable restraint on Executive and are reasonably required to protect the interests of the J.Jill Companies and their respective officers, directors, employees and equityholders.
8.
Trade Secrets and Confidential Information.
(a)
For purposes of this Section 8, “Confidential Information” means all non-public or proprietary data or information (other than Trade Secrets) concerning the business and operations of the J.Jill Companies, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs, designs and processes; equityholder information; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; business ideas and methods, store concepts, inventions, innovations, developments, graphic designs, website designs, patterns, specifications, procedures, databases and personnel. Notwithstanding the foregoing, Confidential Information shall not include Executive’s personal contact lists, whether in electronic or paper form (e.g., rolodex, Outlook contacts, etc.), any information that is in the public domain, or any information that becomes generally known in the public domain through no wrongful act on Executive’s part. “Trade Secret” means trade secret as defined by applicable state law. In the absence of such a definition, Trade Secret means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(b)
Executive acknowledges that in the course of Executive’s future employment with the Company, Executive has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the J.Jill Companies, and that unauthorized or improper use or disclosure by Executive of such Confidential Information or Trade Secrets will cause serious and irreparable harm to the J.Jill Companies.

Accordingly, Executive is willing to enter into the covenants contained in Sections 7, 8, 9, 10 and 11 of this Agreement in order to provide the J.Jill Companies with what Executive considers to be reasonable protection for its interests.
(c)
Executive hereby agrees to (i) hold in confidence all Confidential Information of the J.Jill Companies that came into Executive’s knowledge prior to or during Executive’s employment by the Company and (ii) not disclose, publish or make use of such Confidential Information, other than in the good-faith performance of Executive’s duties, without the prior written consent of the Company for as long as the information remains Confidential Information.
(d)
Executive hereby agrees to hold in confidence all Trade Secrets of the J.Jill Companies that came into Executive’s knowledge prior to or during Executive’s employment by the Company not to disclose, publish, or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.
(e)
Notwithstanding the foregoing, the provisions of this Section 8 will not apply to (i) information required to be disclosed by judicial or governmental proceedings, or (ii) Confidential Information or Trade Secrets that otherwise become generally known in the industry or to the public through no act of Executive or any person or entity acting by or on Executive’s behalf or information which Executive can demonstrate to have had rightfully in Executive’s possession prior to the Start Date.
(f)
Notwithstanding anything to the contrary herein, nothing in this Agreement will prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the ‘34 Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or require modification or prior approval by the Company or any other J.Jill Company of any such reporting.
(g)
Notwithstanding anything to the contrary contained herein, pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that: (i) is made (A) in confidence to a Federal, state, or local government official; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive also understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Trade Secret to an attorney retained by Executive to represent Executive in such matter and use the Trade Secret information in the court proceeding, if Executive (i) files any document containing the Trade Secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.
9.
Nondisparagement. During the Term and thereafter, Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage any J.Jill Company or any affiliate of any J.Jill Company or their respective officers, directors, agents, or executives. Likewise, during the Term and thereafter, the Company shall direct executive officers and members of the Board not, directly or indirectly, to take any action, or encourage others to take any action, to disparage Executive, provided that the Parties agree that the forgoing shall not apply to any of Executive’s performance reviews.
10.
Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, computer data, customer information and other property or information delivered to or compiled by Executive by or on behalf of the J.Jill Companies, their representatives, vendors or customers shall be and remain the property of the J.Jill Companies, and be subject at all times to its discretion and control. Upon the request of the Company and, in any event, upon the termination of Executive’s employment with the Company, Executive shall promptly deliver all such materials to the Company. For the avoidance of doubt, Executive may retain Executive’s personally maintained contact lists, whether in electronic or paper form (e.g., rolodex, Outlook contacts, etc.).
11.
Work Product and Inventions.

(a)
Works. Executive acknowledges that Executive’s work on and contributions to documents, programs, methodologies, protocols, and other expressions in any tangible medium (including, without limitation, all business ideas and methods, store concepts, inventions, innovations, developments, graphic designs (such as catalog designs, in-store signage and posters), web site designs, patterns, specifications, procedures or processes, market research, databases, works of authorship, products and other works of creative authorship) which have been or will be prepared by Executive, or to which Executive has contributed or will contribute, during and within the scope of Executive’s services to any J.Jill Company (collectively, “Works”), are and will be within the scope of Executive’s employment and part of Executive’s duties and responsibilities. Executive’s work on and contributions to the Works will be rendered and made by Executive for, at the instigation of, and under the overall direction of any J.Jill Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws. However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire”, Executive hereby assigns, grants, and delivers exclusively and throughout the world to the Company all rights, titles and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Executive agrees to cooperate with the Company and to execute and deliver to the Company and its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual and worldwide ownership of all rights, titles and interests of every kind and nature, including all copyrights, in and to the Works, and Executive constitutes and appoints the Company as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this Section 11(a), Executive agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its sole discretion, may determine.
(b)
Inventions and Ideas. Executive shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of Executive in any way connected with Executive’s services or related to the Business of the J.Jill Companies, any J.Jill Company’s research or development, or demonstrably anticipated research or development (developed alone or with others), conceived or made during the Term or within three months thereafter and hereby assigns to the Company any such invention or idea. Executive agrees, subject to reimbursement of actual out of pocket expenses related thereto and at the Company’s sole liability and expense, to cooperate with the Company and sign all papers reasonably deemed necessary by the Company to enable it to obtain, maintain, protect and defend any intellectual property rights covering such inventions and ideas (including but not limited to patent, trademark and/or copyright) and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas and intellectual property rights, and irrevocably appoints the Company as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of any J.Jill Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates (A) directly to the Business of the J.Jill Companies, or (B) to actual or demonstrably anticipated research or development of any J.Jill Company, or (ii) the invention results from any work performed by Executive for any J.Jill Company.
12.
No Prior Agreements; Non-contravention. Executive represents and warrants that: (a) Executive’s employment with the Company does not and will not breach any agreements with or duties to any third party, including former employers; (b) Executive has no obligations or commitments inconsistent with the terms of this Agreement or with undertaking an employment relationship with the Company; and (c) Executive has complied with and will continue to comply with all lawful contractual and other legal obligations Executive may have to any former employer or other similar third party.
13.
Assignment; Binding Effect. Executive understands that Executive has been selected for employment by the Company on the basis of Executive’s personal qualifications, experience, and skills. Executive agrees, therefore, that Executive cannot assign all or any portion of Executive’s performance under this Agreement. The Company may assign this Agreement to the purchaser of substantially all of the assets of the Company, or to any other J.Jill Company. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective heirs, legal representatives, successors and permitted assigns. Executive acknowledges and agrees that each J.Jill Company is a third-party beneficiary of this Agreement, including, without limitation, this Section 13 and Section 17 hereof.
14.
Complete Agreement; Waiver; Amendment. Executive has no oral representations, understandings, or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement of expression of the agreement between the Parties with respect to the subject matter hereof (including, but not limited to, any severance payments, change in control payments and terms of employment) and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company or member of the Board and Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.
15.
Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company or the Board:

J.Jill, Inc.

4 Batterymarch Park

Quincy, MA 02169

Attn: Board of Directors

With a copy which shall not constitute notice to the Company’s General Counsel via overnight delivery to the address above and via email to legal@jjill.com.

To Executive, to the most recent address the Company has on file for Executive, with a copy which shall not constitute notice to Executive’s counsel, Cody Yorke, via email to cyorke@outtengolden.com.

16.
Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 7(f) above. The Sections and section headings are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of the Agreement or of any part hereof.
17.
Equitable Remedy. Because of the difficulty of measuring economic losses to any J.Jill Company as a result of a breach of the covenants set forth in Sections 7 through 11, and because of the immediate and irreparable damage that could be caused to the J.Jill Companies for which monetary damages may not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the J.Jill Companies, at law or in equity, each J.Jill Company shall be entitled to seek specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach by Executive of any provision of Sections 7 through 11 of this Agreement. Each J.Jill Company may seek temporary and/or permanent injunctive relief for an alleged violation of Sections 7 through 11 of this Agreement without the necessity of first arbitrating the matter pursuant to Section 18 of this Agreement. Except as prohibited by applicable law, if any J.Jill Company seeks injunctive relief regarding any breach of any provision of Sections 7 through 11 of this Agreement pursuant to this Section 17, the prevailing party shall be awarded and the non-prevailing party shall pay (or, to the extent incurred, reimburse the prevailing party for) the prevailing party’s attorneys’ fees and related expenses.
18.
Arbitration. Except for an action by any J.Jill Company for injunctive relief as described in Section 17 of this Agreement, in the event of any disputes or controversies arising under or related to this Agreement or Executive’s employment with the Company, including disputes related to the termination of Executive’s employment with the Company, the Parties agree first to engage in prompt and serious good faith discussions to resolve the dispute. If such discussions fail to resolve the dispute within ten business days, the Parties shall try to resolve the dispute through mediation using the services of the American Arbitration Association (“AAA”) in Boston, Massachusetts. If such discussion fails to resolve the dispute, the Parties shall submit the dispute to be settled by binding arbitration in Boston, Massachusetts, through the use of and in accordance with the applicable rules of the AAA relating to arbitration of employment disputes and pursuant to the Federal Arbitration Act except that discovery, including document production, depositions and interrogatories shall be permitted. One neutral arbitrator shall hear the dispute. The determination and findings of such arbitrator will be binding on all Parties and may be enforced, if necessary, in any court of competent jurisdiction. The arbitrator shall be mutually acceptable to the Parties and need not be selected from the AAA’s roster of arbitrators if the Parties can agree otherwise. If the Parties are unable to agree on an arbitrator, then the arbitrator shall be selected pursuant to the AAA’s rules. The Parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. Claims subject to arbitration include, but are not limited to, claims involving the interpretation and enforcement of this arbitration provision, claims for breach of contract, and claims involving laws against any form of discrimination or wrongful termination, whether brought under federal or state law.
19.
Indemnification. During Executive’s employment and service as a director or officer (or both) and at all times thereafter during which Executive may be subject to liability, Executive shall be entitled to indemnification set forth in the Company’s Certificate of Incorporation and By-laws to the fullest extent permitted by applicable law. The Company will provide for the advancement of expenses in connection with any such claim if Executive delivers in writing to the Company (a) an undertaking to reimburse the Company for expenses with respect to which Executive is not entitled to indemnification; and (b) an affirmation of Executive’s good faith belief that the standard of conduct necessary for indemnification by the Company has been met. Notwithstanding anything to the contrary herein, Executive’s rights under this Section 19 shall survive the termination of Executive’s employment for any reason and the expiration of this Agreement for any reason.
20.
Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, not including the choice-of-law rules thereof. The Parties hereby consent to the exclusive and sole jurisdiction and venue of the state and federal courts located in Delaware for the litigation of disputes not subject to arbitration and waive any claims of improper venue, lack of personal jurisdiction or lack of subject matter jurisdiction as to any such disputes.
21.
Acknowledgments. Executive acknowledges that (a) Executive has the right to consult with counsel prior to signing this Agreement and has had a full and adequate opportunity to read, understand and discuss with Executive’s advisors, including counsel, the terms and conditions contained in this Agreement prior to signing hereunder, and (b) Executive received this Agreement by the earlier of a formal offer of employment or ten business days before the commencement of Executive’s employment.

IN WITNESS WHEREOF, each of the Parties hereto have caused this Employment Agreement to be duly executed as of the date first written above.

J.JILL, INC.

By: /s/ Michael Rahamim

Title: Chair, Board of Directors

Date: 02/20/2025

Mary Ellen Coyne

/s/ Mary Ellen Coyne

Date: 02/20/2025

EXHIBIT A

RESTRICTED STOCK UNIT AWARD AGREEMENT

[See attached.]

Exhibit B

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into and delivered to the Board of Directors of J.Jill, Inc. (the “Company”), having an address at _____________, as of this [•] day of __________, 20[__], by Mary Ellen Coyne (“Executive”). Executive agrees as follows:

1. The employment relationship between Executive and the Company terminated on the [•] day of ________, 20[__] (the “Termination Date”) pursuant to Section [__] of the Employment Agreement by and between the Company and Executive, dated [___] [___], 2025 (the “Employment Agreement”). Capitalized terms used but not defined in this Release shall have the meaning ascribed to them in the Employment Agreement.

2. In consideration of the payments, rights and benefits provided for in Sections 6[(g)/(h)] of the Employment Agreement (“Separation Terms”) that are conditioned upon the effectiveness of this Release, the sufficiency of which Executive hereby acknowledges, Executive, on behalf of Executive and Executive’s agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Executive Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys’ fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, that may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974 (excluding COBRA); the Fair Labor Standards Act; the Equal Pay Act; the Fair Credit Reporting Act; the federal Worker Adjustment and Retraining Notification Act (“WARN Act”); the Family & Medical Leave Act; the Sarbanes-Oxley Act of 2002; the federal False Claims Act; the Massachusetts Fair Employment Practices Act; the Massachusetts Civil Rights Act; the Massachusetts Wage Act (as further provided below); the Massachusetts Equal Pay Law; the Massachusetts Age Discrimination Law; the Massachusetts Right-To-Know Law; the Massachusetts Paid Family and Medical Leave Law; the Massachusetts Juror Protection Law; the Massachusetts Small Necessities Leave Law; the Massachusetts Polygraph Law; the Massachusetts WARN Act; the New Hampshire Equal Pay Act; the New Hampshire Whistleblower Protection Act; the New Hampshire Law Against Discrimination; the New Hampshire Worker's Right to Know Act; the New Hampshire Juror Protection Law; the New Hampshire Military Discrimination Law; the New Hampshire Indoor Smoking Act; the New Hampshire WARN Act; the New York State Executive Law (including its Human Rights Law and all amendments thereto); the New York City Administrative Code (including its Human Rights Law and all amendments thereto); the New York Equal Pay Law; the New York Equal Rights Law; the New York Off-Duty Conduct Lawful Activities Discrimination Law; the New York State Employment Relations Act; the New York Labor Law (including any applicable regulations and/or wage orders); the New York Whistleblower Statute; the New York Paid Family Leave Law; the New York Wage and Hour Laws; the New York WARN Laws; the New York Civil Rights Law; the New York State Corrections Law (including Article 23 A); the New York State Paid Sick Leave Law; the New York City Earned Sick Time Act; the New York City Human Rights Law; the New York City Fair Workweek Law; the retaliation provisions of the New York State Workers’ Compensation Law; the New York State False Claims Act; the New York State Rights of Persons with Disabilities Law; the New York State Nondiscrimination Against Genetic Disorders Law; the New York State Smokers’ Rights Law; the New York Public Health Law, including the section on HIV testing confidentiality; Chapter 31 of the Consolidated Laws of New York, including without limitation, the New York leave of absence for bone marrow donation law, the New York adoptive parent child care leave law; the New York State Constitution; the New

York City Charter, including any and all amendments to the foregoing; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours or any other terms and conditions of employment. This includes a release by Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the J.Jill Companies and their respective past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries or administrators of any J.Jill Company employee benefit plans (but with respect to any agent, insurer, attorney, administrator or any individual only in its or his or her official capacity with the J.Jill Companies and not in any individual capacity unrelated to the business of the J.Jill Companies). Executive acknowledges and agrees that each Company Released Party is a third-party beneficiary of the provisions of this Release. By signing this Release, Executive acknowledges that this waiver includes any claims against the Company Released Parties under Mass. Gen. Laws ch. 149, § 148 et seq., – the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.

3. Executive acknowledges that Executive is waiving and releasing rights that Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this Release; (ii) Executive has at least 21 days within which to consider this Release and such additional time provided in the Employment Agreement, although Executive may, at Executive’s discretion, sign and return this Release at an earlier time, in which case Executive waives all rights to the balance of this 21 day review period; and (iii) for a period of seven business days following the execution of this Release, Executive may revoke this Release in a writing delivered to the Board of Directors of the Company, and this Release shall not become effective or enforceable until the revocation period has expired.

4. Executive and the Company agree that this Release does not apply to: (i) any rights or claims that may arise after the date of execution by Executive of this Release, including the right to enforce the Employment Agreement or this Release; (ii) any claims for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); or (iii) rights or claims for COBRA, unemployment benefits, or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee.

5. This Release does not release the Company Released Parties from (i) any obligations due to Executive under the Separation Terms, (ii) any rights Executive has to exculpation, indemnification or advancement by the Company or any of the J.Jill Companies and to coverage under directors and officers liability insurance coverage, including any such rights set forth in separate indemnification agreements between Executive and Company all of which shall continue in full force and effect, (iii) any vested rights Executive has under any J.Jill Company employee benefit plans as a result of Executive’s service with the Company, in accordance with the terms of such plans, (iv) benefits under any employee plan in which Executive was a participant prior to the Termination Date, including life and disability benefit plans (and nothing in this Release is intended to be a source of offsettable income under any disability plans), or (iv) any fully vested rights of Executive as an equityholder of the Company.

6. This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with Executive’s protected rights under federal, state or local employment discrimination laws (including, without limitation, the ADEA and Title VII) to communicate or file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or similar federal, state or local government body or agency charged with enforcing employment discrimination laws. Therefore, nothing in this Agreement shall prohibit, interfere with or limit Executive from filing a charge with, communicating with or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal, state or local agency. However, Executive shall not be entitled to any relief or recovery (whether monetary or otherwise), and Executive hereby waives any and all rights to relief or recovery, under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar federal, state or local government agency relating to any claim that has been released in this Release.

7. Executive represents and warrants that Executive has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against any of the Company Released Parties.

8. This Release is not an admission by the Company Released Parties or Executive Releasing Parties of any wrongdoing, liability or violation of law.

9. Executive waives any right to reinstatement or future employment with any J.Jill Company following Executive’s separation from the Company on the Termination Date.

10. Executive shall continue to be bound by the restrictive covenants contained in Sections 7-11 of the Employment Agreement. Without limiting the foregoing, for a period of 12 months following the Termination Date, Executive shall not, either directly or indirectly, for Executive or on behalf of or in conjunction with any other Person, engage, within the Territory as an officer, director, owner, partner, member, joint venturer, or in a managerial capacity (whether as an employee, independent contractor, agent, representative, or consultant), in any business engaged in the Business of the J.Jill Companies; provided, however, that Executive shall not be prohibited from owning less than 5% of the outstanding shares of any class of equity securities registered under the 34 Act.

11. This Release shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws.

12. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

13. Executive acknowledges that Executive has carefully read and understands this Release, that Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

Executive has executed this Release as of the day and year written above.

EXECUTIVE

Date:

Accepted by:

J.JILL, INC.

________________________

By: _____________________

Date: